AGREEMENT AND PLAN OF MERGER



                                  dated as of

                                 March 10, 2000

                                    between



                             GANYMEDE SOFTWARE INC.


                                      and


                        MISSION CRITICAL SOFTWARE, INC.






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                                        TABLE OF CONTENTS

                                     ----------------------

                                                                                             PAGE
                                                                                             ----

                                            ARTICLE 1
                                           DEFINITIONS

SECTION 1.01.  Definitions......................................................................2

                                            ARTICLE 2
                                           THE MERGER

SECTION 2.01.  The Merger.......................................................................7
SECTION 2.02.  Sale of Company Stock by Accredited Investors....................................7
SECTION 2.03.  Conversion of Shares.............................................................7
SECTION 2.04.  Surrender and Payment............................................................8
SECTION 2.05.  Stock Options...................................................................10
SECTION 2.06.  Adjustments.....................................................................11
SECTION 2.07.  Fractional Shares...............................................................11
SECTION 2.08.  Withholding Rights..............................................................11
SECTION 2.09.  Lost Certificates...............................................................11

                                            ARTICLE 3
                                    THE SURVIVING CORPORATION

SECTION 3.01.  Certificate of Incorporation....................................................12
SECTION 3.02.  Bylaws..........................................................................12
SECTION 3.03.  Directors and Officers..........................................................12

                                            ARTICLE 4
                          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01.  Corporate Existence and Power...................................................12
SECTION 4.02.  Corporate Authorization.........................................................13
SECTION 4.03.  Governmental Authorization......................................................13
SECTION 4.04.  HSR Act.........................................................................13
SECTION 4.05.  Non-contravention...............................................................14
SECTION 4.06.  Capitalization..................................................................14
SECTION 4.07.  Subsidiaries....................................................................15
SECTION 4.08.  Financial Statements............................................................15
SECTION 4.09.  Disclosure Documents............................................................15
SECTION 4.10.  Absence of Certain Changes......................................................15

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                                                                                             PAGE
                                                                                             -----

SECTION 4.11.  No Undisclosed Material Liabilities.............................................17
SECTION 4.12.  Intercompany Accounts...........................................................17
SECTION 4.13.  Material Contracts..............................................................17
SECTION 4.14.  Compliance with Laws and Court Orders...........................................19
SECTION 4.15.  Litigation......................................................................19
SECTION 4.16.  Properties......................................................................20
SECTION 4.17.  Products........................................................................20
SECTION 4.18.  Intellectual Property...........................................................20
SECTION 4.19.  Licenses and Permits............................................................23
SECTION 4.20.  Finders' Fees...................................................................24
SECTION 4.21.  Taxes...........................................................................24
SECTION 4.22.  Employees.......................................................................25
SECTION 4.23.  Labor Matters...................................................................25
SECTION 4.24.  Employee Benefit Plans..........................................................25
SECTION 4.25.  Environmental Matters...........................................................27
SECTION 4.26.  Antitakeover Statutes and Rights Agreement......................................28
SECTION 4.27.  Representations.................................................................28

                                            ARTICLE 5
                            REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION 5.01.  Corporate Existence and Power...................................................29
SECTION 5.02.  Corporate Authorization.........................................................29
SECTION 5.03.  Governmental Authorization......................................................29
SECTION 5.04.  Capitalization..................................................................29
SECTION 5.05.  SEC Filings.....................................................................30

                                            ARTICLE 6
                                    COVENANTS OF THE COMPANY

SECTION 6.01.  Conduct of the Company..........................................................30
SECTION 6.02.  Stockholder Consent.............................................................31
SECTION 6.03.  North Carolina Permit; Company Stockholder Approval.............................32
SECTION 6.04.  No Solicitation.................................................................32

                                            ARTICLE 7
                                       COVENANTS OF PARENT

SECTION 7.01.  Obligations of Merger Subsidiary................................................33
SECTION 7.02.  Director and Officer Liability..................................................33
SECTION 7.03.  Stock Exchange Listing..........................................................34

                                      ii

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                                                                                             PAGE
                                                                                             ----

SECTION 7.04.  Registration upon Failure to Obtain North Carolina
               Permit..........................................................................34

                                            ARTICLE 8
                               COVENANTS OF PARENT AND THE COMPANY

SECTION 8.01.  Best Efforts....................................................................34
SECTION 8.02.  Certain Filings.................................................................35
SECTION 8.03.  Public Announcements............................................................35
SECTION 8.04.  Further Assurances..............................................................35
SECTION 8.05.  Access to Information...........................................................35
SECTION 8.06.  Notices of Certain Events.......................................................36
SECTION 8.07.  Confidentiality.................................................................36
SECTION 8.08.  Tax-free Reorganization.........................................................37

                                            ARTICLE 9
                                    CONDITIONS TO THE MERGER

SECTION 9.01.  Conditions to Obligations of Each Party.........................................37
SECTION 9.02.  Conditions to the Obligations of Parent and Merger
         Subsidiary............................................................................38
SECTION 9.03.  Conditions to the Obligations of the Company....................................39

                                           ARTICLE 10
                                           TERMINATION

SECTION 10.01.  Termination....................................................................40
SECTION 10.02.  Effect of Termination..........................................................41

                                           ARTICLE 11
                                          MISCELLANEOUS

SECTION 11.01.  Notices........................................................................41
SECTION 11.02.  Survival of Representations and Warranties.....................................42
SECTION 11.03.  Amendments; No Waivers.........................................................43
SECTION 11.04.  Expenses.......................................................................43
SECTION 11.05.  Successors and Assigns.........................................................43
SECTION 11.06.  Governing Law..................................................................43
SECTION 11.07.  Jurisdiction...................................................................43
SECTION 11.08.  WAIVER OF JURY TRIAL...........................................................44
SECTION 11.09.  Counterparts; Effectiveness....................................................44
SECTION 11.10.  Entire Agreement...............................................................44

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SECTION 11.11.  Captions.......................................................................44
SECTION 11.12.  Severability...................................................................44
SECTION 11.13.  Specific Performance...........................................................45

                                      iv
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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated as of March 10, 2000 (the "Agreement") between Ganymede Software Inc., a Delaware corporation (the "Company") and Mission Critical Software, Inc., a Delaware corporation ("Parent").

                                    RECITALS

         A. The Board of Directors of Parent (i) has determined that the Merger (as defined herein) is consistent with and in furtherance of the long-term business strategy of Parent and fair to, advisable and in the best interests of, Parent and its stockholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and the Stock Purchase Agreements (as defined herein).

         B. The Board of Directors of the Company (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, advisable and in the best interests of, the Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and the Stock Purchase Agreements and (iii) has determined to recommend the approval of this Agreement and the Merger by the stockholders of the Company.

         C. Certain stockholders of Company who are accredited investors as that term is defined in Rule 501 of the 1933 Act (the "Accredited Stockholders") have contemporaneously entered into stock purchase agreements (the "Stock Purchase Agreements") which provide for the sale, in a private placement, by Parent of Parent Stock (as defined herein) to the Accredited Stockholders in exchange for Company Stock (as defined herein), and these Accredited Stockholders will enter into a registration rights agreement ("Registration Rights Agreement") dated the date of the Stock Purchase Closing (as defined herein) with Parent.

         D. Each Key Employee (as defined herein) of the Company has entered into a Stock Purchase Agreement contemporaneously with this agreement, and will enter into a restricted stock agreement ("Restricted Stock Agreement"), key employee employment agreement ("Key Employee Employment Agreement") and Registration Rights Agreement dated the date of the Stock Purchase Closing (as defined herein) with Parent.

         E. Each Affiliated Stockholder (as defined herein) has entered into a Stock Purchase Agreement contemporaneously with this agreement, and will enter into a Restricted Stock Agreement and Registration Rights Agreement dated the date of the Stock Purchase Closing (as defined herein) with Parent.

         F. Pursuant to North Carolina law, the Parent and the Company will seek approval of the Merger at a hearing to determine the fairness of the transactions contemplated hereby (a "Fairness Hearing").

         G. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

         The parties hereto agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS

         SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

         "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any offer or proposal for, any indication of interest in, or any submission of inquiries from any Third Party relating to (A) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party's beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company,
(C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, or (D) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

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         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

         "Affiliate Stockholder" means each of Julie Fernane Joyce and Suzanne Schwaller.

         "Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company Balance Sheet" means the consolidated balance sheet of the Company as of December 31, 1999 and the footnotes thereto.

         "Company Balance Sheet Date" means December 31, 1999.

         "Company Common Stock" means the common stock, $.001 par value, of the Company.

         "Company Preferred Stock" means the Series A through D Preferred Stock, $0.001 par value, of the Company.

         "Company Stock" means the total outstanding shares of the Company Common Stock and the Company Preferred Stock.

         "Delaware Law" means the General Corporation Law of the State of Delaware.

         "Dissenting Share" means any share of Company Stock in respect of which the owner of record has exercised his, her or its appraisal rights under Delaware Law.

         "Employee Plan" means (i) any "employee benefit plan", as defined in
Section 3(3) of ERISA, that is (A) subject to any provision of ERISA, (B) is maintained, administered or contributed to by the Company or any of its Affiliates and (C) covers any employee or former employee of the Company or any Subsidiary or (ii) means any employment, severance or similar contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-

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employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (A) is not covered by (i) (B) is entered into, maintained, administered or contributed to, as the case may be, by the Company or any of its Affiliates and (C) covers any employee or former employee of the Company or any Subsidiary.

         "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

         "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any Subsidiary as currently conducted.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

         "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976.

         "Intellectual Property Rights" means (i) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations), all improvements to the inventions disclosed in each such registration, patent or application registered or applied for in the United States and all other nations throughout the world, and all rights therein provided by bilateral or international treaties or conventions, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names, whether or not registered, including all common law rights and all variations, derivations and combinations thereof, and registrations and applications for registration thereof, in any product category, including, without limitation, all marks registered or applied for in the United States and all other nations throughout the world, and all rights therein provided by bilateral or international treaties or conventions and all

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goodwill associated therewith, (iv) copyrights (registered or common law) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including, but not limited to, all derivative works, moral rights, renewals, extensions, reversions or restorations of copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, and all rights therein provided by bilateral or international treaties or conventions, (v) computer software, including, without limitation, source code, object code, firmware, operating systems and specifications, data, data bases, files, and documentation and other materials related thereto, (vi) trade secrets and confidential, technical and business information (including inventions, whether patentable or unpatentable and whether or not reduced to practice), (vii) whether or not confidential, technology (including know-how), manufacturing and production processes and techniques, research and development information, formulae, formulations, recipes, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (viii) copies and tangible embodiments of all of the foregoing, in whatever form or medium, (ix) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (x) all rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement or misappropriation of any of the foregoing.

         "Key Employee" means each of Timothy Huntley, Steven Joyce, John Walker, and Peter Schwaller.

         "Knowledge" of any Person that is not an individual means the knowledge of such Person's officers after reasonable inquiry.

         "Licensed Intellectual Property Rights" means all Intellectual Property Rights owned by a third party and licensed or sublicensed to either Company or any Subsidiary.

         "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

         "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole.

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         "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

         "1933 Act" means the Securities Act of 1933, as amended.

         "1934 Act" means the Securities Exchange Act of 1934, as amended.

         "Officer" of any Person means any executive officer of such Person within the meaning of Rule 3b-7 of the 1934 Act.

         "Owned Intellectual Property Rights" means all Intellectual Property Rights owned by either Company or any Subsidiary.

         "Parent Balance Sheet" means the consolidated balance sheet of Parent as of December 31, 1999 and the footnotes therein.

         "Parent Balance Sheet Date" means December 31, 1999.

         "Parent Stock" means the common stock, $0.001 par value, of Parent.

         "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "SEC" means the Securities and Exchange Commission.

         "Stock Purchase Agreements" means the stock purchase agreement dated as of the date hereof between Parent and the Accredited Stockholders and the stock purchase agreement dated as of the date hereof between Parent and the Key Employees and the Affiliated Stockholders.

         "Stock Purchase Closing" means the closing or closings in connection with the shares sold pursuant to the Stock Purchase Agreements.

         "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

         "Third Party" means any Person as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

                                       7

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         Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.


                                   ARTICLE 2
                                   THE MERGER

         SECTION 2.01. The Merger. (a) As promptly as reasonably practicable after the date hereof, Parent shall take all necessary actions to form a wholly-owned subsidiary ("Merger Subsidiary") pursuant to and in accordance with Delaware Law. Parent and Company agree to take such action as is necessary to amend this Agreement to add Merger Subsidiary as a party.

          (b) At the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

          (c) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "Effective Time") as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

          (d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

         SECTION 2.02. Sale of Company Stock by Accredited Investors. At the Stock Purchase Closing, pursuant to the Stock Purchase Agreements, each share of Company Stock held by the Accredited Stockholders shall be sold to Parent for that number of shares (rounded to the nearest ten-thousandth of share) of Parent Stock equal to the Exchange Ratio (as defined in Section 2.03). The shares of Parent Stock to be received as consideration pursuant to this Section
2.02 (together with the cash in lieu of fractional shares of Parent Stock as specified below) will be issued at the Stock Purchase Closing.

         SECTION 2.03.  Conversion of Shares.  At the Effective Time,

                                       8

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         Except for shares of Company Stock sold pursuant to Section 2.02 or held by the Parent or any Subsidiary or Affiliate of the Parent, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Parent Stock (rounded to the nearest ten-thousandth of a share) equal to the Exchange Ratio. The "Exchange Ratio" shall be determined as follows:

          (a) "Exchange Ratio" means a number of shares of Parent Stock determined by dividing (x) the Aggregate Share Amount by (y) the Fully Diluted Share Amount.

          (b) "Aggregate Share Amount" means 2,750,000 shares of Parent Stock, subject to adjustment as described in Section 2.06.

          (c) "Fully Diluted Share Amount" means the sum of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Stock Purchase Closing, (ii) the number of shares of Company Common Stock into which the Company Preferred Stock could be converted immediately prior to the Stock Purchase Closing, and (iii) the number of shares of Company Common Stock and Company Preferred Stock, on an as-converted basis, issuable upon exercise of all Company Stock Options that have been granted or committed to be granted and not exercised or canceled prior to the Stock Purchase Closing; and

          (d) The shares of Parent Stock to be received as consideration pursuant to this Section 2.03 (together with the cash in lieu of fractional shares of Parent Stock as specified below) are the "Merger Consideration."

         SECTION 2.04. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Company Stock (the "Certificates") for the Merger Consideration. Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the shares of Company Stock. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

          (b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a Certificate together with a properly completed letter of transmittal, the Merger Consideration in respect of the Company Stock represented by such Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

          (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article.

          (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04(a) that remains unclaimed by the holders of shares of Company Stock six months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged them for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

          (f) No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.07, shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section. Following such surrender, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.07 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender and with a payment date subsequent to surrender payable with respect to such securities.

         SECTION 2.05. Stock Options. (a) Except as provided in Section 2.05(b), the terms of each outstanding option to purchase shares of Company Stock under any employee, officer, director or consultant stock option or compensation plan or arrangement of the Company (each, a "Company Stock Option"), whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Effective Time, each Company Stock Option shall be assumed by Parent and converted into an option (each, a "Substitute Option"). Each Substitute Option shall be exercisable upon the same terms and conditions (including vesting provisions) as under the applicable Company Stock Option Plan and the applicable option agreement issued thereunder, except that (A) each such Substitute Option shall be exercisable for, and represent the right to acquire, that whole number of shares of Parent Stock (rounded down to the nearest whole share) equal to the number of shares of Company Stock subject to such Company Stock Option multiplied by the Exchange Ratio, (B) the option price per share of Parent Stock shall be an amount equal to the option price per share of Company Stock subject to such Company Stock Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded up to the nearest full cent); and provided that, for any Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code. The holders and numbers of Company Stock Options are set forth on Schedule 2.05.

          (b) Prior to the Effective Time, the Company shall, to the extent required, (i) obtain any consents from holders of options to purchase shares of Company Stock granted under the Company's stock option or compensation plans or arrangements and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 2.05. Notwithstanding any other provision of this Section 2.05, payment may be withheld in respect of any employee stock option until such necessary consents are obtained.

          (c) Parent, or NetIQ Corporation if this Agreement shall be assigned pursuant to Section 11.05 of this Agreement, shall file as soon as reasonably practicable after the Effective Time with the SEC a registration statement on Form S-8 (or other appropriate form) for the purpose of registering all of the shares of Parent Common Stock issuable upon the exercise of the Substitute Options.

         SECTION 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Company or Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement and, if applicable, the Exchange Ratio and its determination shall be appropriately adjusted.

         SECTION 2.07. Fractional Shares. No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Stock on the Nasdaq National Market on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

         SECTION 2.08. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

         SECTION 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article.


                                   ARTICLE 3
                           THE SURVIVING CORPORATION

         SECTION 3.01. Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

         SECTION 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

         SECTION 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Mission Critical North America, Inc. at the Effective Time shall be the officers of the Surviving Corporation.


                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent that:

         SECTION 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

         SECTION 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the required approval of the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock and the affirmative vote of the holders of a majority of the outstanding shares of Company Preferred Stock are the only votes of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company.

          (b) At a meeting duly called and held, the Company's Board of Directors has (i) unanimously determined that this Agreement and the transactions and agreements contemplated hereby, including but not limited to the Stock Purchase Agreements, are fair to and in the best interests of the Company's stockholders, (ii) unanimously approved and adopted this Agreement and the transactions and agreements contemplated hereby, including but not limited to the Stock Purchase Agreements, and (iii) unanimously resolved (subject to Section 6.03(b)) to recommend approval and adoption of this Agreement and the Stock Purchase Agreements by its stockholders.

         SECTION 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the Stock Purchase Agreements and the consummation by the Company of the transactions and agreements contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable securities laws, whether state or foreign.

         SECTION 4.04. HSR Act. As the following values are determined under the HSR Act, neither the annual net sales nor the total assets of the Company is in excess of $10,000,000, and no Person "controls" the Company, as that term is defined under the HSR Act.

         SECTION 4.05. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the Stock Purchase Agreements and the consummation of the transactions and agreements contemplated hereby and thereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in
Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any provision of any agreement or other instrument binding upon the Company or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or (iv) result in the creation or imposition of any Lien on any asset of the Company.

         SECTION 4.06. Capitalization. (a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, 1,000,000 shares of Company Series A Convertible Preferred Stock, 1,055,300 shares of Company Series B Convertible Preferred Stock, 618,375 shares of Company Series C Convertible Preferred Stock, and 1,654,328 shares of Series D Convertible Preferred Stock. As of March 8, 2000, there were outstanding 7,163,242 shares and employee stock options to purchase an aggregate of 822,110 shares of Company Stock (of which options to purchase an aggregate of 626,000 shares of Company Stock were exercisable). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the 1996 Company Stock Option Plan, as amended, will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable.

          (b) Except as set forth in this Section 4.06 and for changes since [recent date] resulting from the exercise of employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or
(iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

         SECTION 4.07.  Subsidiaries.  The Company has no Subsidiaries.

         SECTION 4.08. Financial Statements. The audited consolidated balance sheets as of March 31, 1998 and 1999 and the related audited consolidated statements of income and cash flows for each of the years ended March 31, 1997, 1998 and 1999 and the unaudited interim consolidated balance sheet for the nine
(9) months ended December 31, 1999 and the related unaudited interim consolidated statements of income and cash flows for the nine (9) months ended December 31, 1999 of the Company fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

         SECTION 4.09. Disclosure Documents. None of the information provided by the Company for inclusion in the Company's information provided to its stockholders in connection with the solicitation of consents to approve this Agreement, the Merger and the transactions contemplated thereby (the "Company Solicitation Information"), at the time the Company Solicitation Information is distributed and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

         SECTION 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company has been conducted in the ordinary course consistent with past practices and, except as disclosed to Parent in
Schedule 4.10 there has not been:

          (a) any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

          (c) any amendment of any material term of any outstanding security of the Company;

          (d) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices, but in any event not exceeding $100,000;

          (e) any creation or other incurrence by the Company of any Lien on any asset other than in the ordinary course of business consistent with past practices;

          (f) any making of any loan, advance or capital contributions to or investment in any Person;

          (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

          (h) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

          (i) any change in any method of accounting, method of tax accounting or accounting principles or practice by the Company, except for any such change required by reason of a concurrent change in GAAP;

          (j) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company, other than in the ordinary course of business consistent with past practice; or

          (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

          (l) any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment.

         SECTION 4.11. No Undisclosed Material Liabilities. There are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

          (a) liabilities provided for in the Company Balance Sheet or disclosed in the notes thereto;

          (b)  liabilities disclosed on Schedule 4.11; and

          (c) other undisclosed liabilities which, individually or in the aggregate, are not material to the Company.

         SECTION 4.12. Intercompany Accounts. Schedule 4.12 contains a complete list of all balances as of the Company Balance Sheet Date between the Company and its Affiliates. Since the Company Balance Sheet Date there has not been any accrual of liability by the Company or any of the Company's Affiliates or other transaction between the Company and any of the Company's Affiliates, except with respect to the period prior to the date of this Agreement, in the ordinary course of business of the Company consistent with past practice, and thereafter, as provided in Schedule 4.12.

         SECTION 4.13. Material Contracts. (a) Except as disclosed in Schedule 4.13, neither the Company is a party to or bound by:

               (i) any lease (whether of real or personal property) providing for annual rentals of $100,000 or more;

              (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and the Subsidiaries of $100,000 or more or
         (B) aggregate payments by the Company and the Subsidiaries of $100,000 or more;

             (iii) any sales, distribution or other similar agreement providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for either
         (A) annual payments to the Company and the Subsidiaries of $100,000 or more or (B) aggregate payments to the Company and the Subsidiaries of $100,000 or more;

              (iv) any partnership, joint venture or other similar agreement or arrangement;

               (v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

              (vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $100,000 and which may be prepaid on not more than 30 days notice without the payment of any penalty and (B) entered into subsequent to the date of this Agreement as permitted by Section 4.10(d);

             (vii) any option, license, franchise or similar agreement;

            (viii) any agency, dealer, sales representative, marketing or other similar agreement;

              (ix) any agreement that limits the freedom of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any Subsidiary after the Effective Time;

               (x) any agreement with (A) any of its Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of the Company or any of its Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the Company or any of its Affiliates or (D) any director or officer of the Company or any of its Affiliates or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer;

              (xi) any agreement with any director or officer of the Company or any Subsidiary or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer;

             (xii) any employment contract or understanding written or oral with any officer, director or employee of the Company; or

            (xiii) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and the Subsidiaries, taken as a whole.

          (b) Each agreement, contract, plan, lease, arrangement or commitment disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section is a valid and binding agreement of the Company, and is in full force and effect, and none of the Company, or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been delivered to Parent.

         SECTION 4.14. Compliance with Laws and Court Orders. The Company is and, since inception has been in compliance with, and to the knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         SECTION 4.15. Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any present or former officer, director or employee of the Company or any Person for whom the Company may be liable or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that, if determined or resolved adversely in accordance with the plaintiff's demands, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

         SECTION 4.16. Properties. (a) The Company has valid leasehold interests in all property and assets (whether real, personal, tangible or intangible) reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except for properties and assets sold since the Company Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets is subject to any Lien, except:

               (i) Liens disclosed on the Company Balance Sheet;

              (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or

             (iii) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets.

          (b)  The Company owns no real property.

          (c) All leases of such real property and personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

          (d) The property and assets leased by the Company, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Company and are adequate to conduct such businesses as currently conducted and as planned to be conducted by Parent.

         SECTION 4.17. Products. Each of the products produced or sold or licensed by the Company or any Subsidiary is, and at all times up to and including the sale thereof has been, (i) in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and
(ii) fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale.

         SECTION 4.18. Intellectual Property. (a) (i) Schedule 4.18(a)(i) contains a true, complete and correct list of the Intellectual Property Rights owned by the Company (the "Owned Intellectual Property Rights") that are material to the operations of business of the Company, specifying as to each, as applicable, (A) the nature of such Intellectual Property Right, (B) the Owner of such Intellectual

Property Right (C) the jurisdictions by or in which such Intellectual Property Right (x) is recognized (without regard to registration) or (y) has been issued or registered or in which an application for such issuance or registration has been filed, (D) the registration or application numbers and (E) the termination or expiration dates.

              (ii) Schedule 4.18(a)(ii) contains a true, complete and correct list of all agreements related to Owned Intellectual Property Rights or Licensed Intellectual Property Rights that are material to the business of operations of the Company (excluding software that may be purchased in "shrinkwrapped" form over-the-counter for less than $5,000), including (A) the date of any license or agreement, (B) the identity of all parties thereto, (C) a description of the nature and subject matter thereof, (D) any applicable royalty and (E) the term thereof.

          (b) The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights constitute all the Intellectual Property Rights necessary, used or held for use in the conduct the business of the Company as currently conducted. There exist no restrictions on the disclosure, use or transfer of the Owned Intellectual Property Rights. Except as set forth in
Schedule 4.18(b), the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights.

          (c) The Company has not infringed, misappropriated or otherwise violated any Intellectual Property Rights or other proprietary rights of any third person. There is no claim, action, suit, investigation or proceeding (and, to the knowledge of the Company, there are no grounds for any of the foregoing) against, or, to the knowledge of the Company, threatened against or affecting, the Company, any present or former officer, director or employee of the Company (i) based upon, or challenging or seeking to deny or restrict, the use or ownership by the Company of any of the Owned Intellectual Property Rights or the Company's rights in the Licensed Intellectual Property Rights,
(ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used, or products manufactured, used, imported or sold by the Company or any Subsidiary do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right or other proprietary right of any third Person or (iii) alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property Right or other proprietary right of any third party.

          (d) The Company has not received any notice or inquiry regarding the possible infringement of a third party's Intellectual Property Rights.

          (e) To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated Owned Intellectual Property Rights or the Licensed Intellectual Property Rights. The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of trade secrets and other confidential Intellectual Property Rights. None of the trade secrets, processes and formulae, research and development results and know-how of the Company that are material to the business or operation of the Company, and the value of which to the Company is contingent upon maintaining the confidentiality thereof, has been disclosed by the Company to any Person other than employees, representatives, contractors, and agents of the Company all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to Parent.

          (f) The Company holds all right, title and interest in and to all Owned Intellectual Property Rights and all of the Company's licenses under the Licensed Intellectual Property Rights, free and clear of any Lien. In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property is held by assignment, the assignment has been duly recorded with the governmental authority from which the patent or registration issued or before which the application or application for registration is pending. All products sold by the Company or any licensee of the Company, and covered by a patent included in the Owned Intellectual Property Rights have been marked with the patent notice (applicable as of the date hereof) of all nations requiring such notice. The Company has taken all actions reasonably necessary to maintain and protect the Owned Intellectual Property Rights and its rights in the Licensed Intellectual Property Rights, including, but no limited to, payment of applicable maintenance fees and filing of applicable statements of use.

          (g) None of the Owned Intellectual Property Rights nor the Licensed Intellectual Property Rights material to the operation of the business of the Company has been adjudged invalid or unenforceable in whole or part and, to the knowledge of the Company, all such Owned Intellectual Property Rights and Licensed Intellectual Property Rights are valid and enforceable. With respect to pending applications and applications for registration of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights that are material to the business or operation of the Company, the Company is not aware of any reason that could reasonably be expected to prevent any such application or application for registration from being granted with coverage substantially equivalent to the latest amended version of the pending application or application for registration. None of the trademarks, service marks, applications for trademarks or applications for service marks included in the Owned Intellectual Property Rights that are material to the business or operation of the Company has been the subject of an opposition or cancellation procedure. None of the patents or patent applications included in the Owned Intellectual Property Rights that are material to the business or operation of the Company has been the subject of an interference, protest, public use proceeding or third party reexamination request. None of the Owned Intellectual Property Rights nor the Licensed Intellectual Property Rights material to the operation of the business of the Company is subject to any taxes, maintenance fees, or actions falling due within ninety (90) days after the date hereof.

          (h) The Company has taken reasonable steps in accordance with normal industry practice to preserve and maintain reasonably complete notes and records relating to the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights.

          (i) The Company and each of its subsidiaries has taken reasonable steps to protect the Company's rights in its confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of the Company has executed such an agreement, except where the failure to do so is not reasonably expected to be material to the Company.

          (j) With respect to each of the licenses for the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights that are material to the business or operation of the Company set forth in Schedule 4.18(a)(ii), such license represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license.

         SECTION 4.19. Licenses and Permits. Schedule 4.19 correctly describes each license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company (the "Permits") together with the name of the government agency or entity issuing such Permit. Except as set forth on the Schedule 4.19, (i) the Permits are valid and in full force and effect, (ii) the Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

         SECTION 4.20. Finders' Fees. Except for BancBoston Robertson Stephens Inc., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

         SECTION 4.21. Taxes. (a) The Company, and each affiliated group (within the meaning of Section 1504 of the Code) of which Company is or has been a member, has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed all Tax Returns required by applicable law to be filed by it prior to or as of the Effective Time, and all such Tax Returns are, or will be at the time of filing, true and complete in all material respects.

          (b) The Company has paid (or has had paid on its behalf), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) or will establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for the payment of, all taxes due with respect to any period ending prior to or as of the Effective Time.

          (c) The federal income Tax Returns of Company have been filed with the Internal Revenue Service (the "IRS") for all years through 1999. There has been no notification by the IRS that any of the filed years (or the applicable years still open under the applicable statutes of limitations) are under examinations or proceedings.

          (d) There are no Liens or encumbrances for Taxes on any of the assets of the Company.

          (e) The Company has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

          (f) No federal, state, local or foreign audits or administrative proceedings are pending with regard to any Taxes or Tax Return of Company and none of them has received a written notice of any proposed audit or proceeding regarding any pending audit or proceeding.

          (g) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the IRS or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "Taxing Authority"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

         SECTION 4.22. Employees. Schedule 4.22 sets forth a true and complete list of (a) the names, titles, annual salaries and other compensation of all officers of the Company and all other employees of the Company whose annual base salary exceeds $100,000. None of such employees and no other Key Employee of the Company has indicated to the Company that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Effective Time.

         SECTION 4.23. Labor Matters. The Company is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect. There are no employment related complaints, charges, investigations or other official inquiries or proceedings pending or, to the knowledge of the Company, threatened against the Company. No employee is represented by a labor union or other employee association in connection with his or her employment with the Company.

         SECTION 4.24. Employee Benefit Plans. (a) Schedule 4.24(a) identifies each Employee Plan. The Company has provided Parent with a list and copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial valuation report prepared in connection with any Employee Plan. No Employee Plan is a plan or arrangement described under Sections 4(b)(5) or 401(a)(1) of ERISA or is maintained in connection with any trust described in Section 501(c)(9) of the Code.

          (b) Neither the Company nor any ERISA Affiliate presently sponsors, maintains, contributes to or is required to contribute to any plan subject to Title IV of ERISA, nor has the Company or any ERISA Affiliate sponsored, maintained, contributed to or been required to contribute to any such plan at any time in the past.

          (c) Neither the Company nor any ERISA Affiliate presently contributes to or is required to contribute to any Multiemployer Plan as defined in Section 3(37) of ERISA, nor has the Company or any ERISA Affiliate contributed to any such plan at any time in the past, and neither the Company nor any ERISA Affiliate has any actual or potential withdrawal liability under any such plan.

          (d) Each Employee Plan has been established and maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including, but not limited to, ERISA and the Code) which are applicable to such Employee Plan, except where failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (e) The Company does not have any commitment, whether formal or informal, (i) to create any additional Employee Plan, (ii) to modify or change any existing Employee Plan or (iii) to maintain for any period of time any Employee Plan.

          (f) No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any employee benefit plan or arrangement that is covered by Title I of ERISA, which transaction has or will cause the Company or any of its Subsidiaries to incur any liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption.

          (g) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption to date; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation and to the knowledge of the Company no circumstances exist which will adversely affect such qualification or exemption. The Company has provided Parent with the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

          (h) The Company does not have any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company, except as required to avoid excise tax under Section 4980B of the Code.

          (i) All contributions and payments accrued under each Employee Plan determined in accordance with prior funding and accrual practices, will be discharged and paid or accrued on or prior to the Effective Time. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Company Balance Sheet Date.

          (j) There has been no failure of a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Code Section 4980B(f) with respect to a qualified beneficiary (as defined in Section 4980B(g)). The Company has not contributed to a nonconforming group health plan (as defined in Section 5000(c)) and no ERISA Affiliate of the Company has incurred a tax under Section 5000(a) that is or could become a liability of the Company.

          (k) The consummation of the transactions contemplated in this Agreement will not (i) entitle any employee or former employee of the Company to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation or other employee benefits under any Employee Plan (including, without limitation, vacation and sick pay).

          (l) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company that, individually or collectively, could give rise to a "parachute payment" as defined in Section 280G(b)(2)(A), (B) or (C) of the Code, whether or not such "parachute payment" is exempt or excluded under Section 280G(b)(5) of the Code.

         SECTION 4.25.  Environmental Matters.  (a) Except as disclosed in
Schedule 4.25 prior to the date hereof and except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

               (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any governmental entity or other Person relating to or arising out of any Environmental Law;

              (ii) the Company is and has been in compliance with all Environmental Laws and all Environmental Permits; and

             (iii) there are no liabilities of or relating to the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

          (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any property or facility now or previously owned or leased by the Company that has not been delivered to Parent at least five days prior to the date hereof.

          (c) The Company does not own, lease or operate and has not owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

          (d) For purposes of this Section 4.25, the term "Company" shall include any entity that is, in whole or in part, a predecessor of the Company.

         SECTION 4.26. Antitakeover Statutes and Rights Agreement. The Company has taken all action necessary to exempt the Merger, this Agreement, the Stock Purchase Agreement and the transactions and agreements contemplated hereby and thereby from Section 203 of Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other "control share acquisition," "fair price," "moratorium" or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement and the Stock Purchase Agreements and the transactions and agreements contemplated hereby and thereby.

         SECTION 4.27. Representations. The representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent represents and warrants to the Company that:

         SECTION 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent.

         SECTION 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

         SECTION 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other securities laws, whether state or foreign and (iii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

         SECTION 5.04. Capitalization. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. The shares of Parent Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

         SECTION 5.05. SEC Filings. (a) Parent's registration statement filed on Form S-1 on November 1, 1999 and all of Parent's other reports filed with the SEC pursuant to the requirements of the 1934 Act since July 1, 1999 are referred to, collectively, as the "Parent SEC Documents".

          (b) Each Parent SEC Document, when declared effective if filed pursuant to the 1933 Act or when filed pursuant to the 1934 Act, complied as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.


                                   ARTICLE 6
                            COVENANTS OF THE COMPANY

         The Company agrees that:

         SECTION 6.01. Conduct of the Company. From the date hereof until the Effective Time, the Company shall conduct its business in the ordinary course onsistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time unless Parent provides its prior written consent:

          (a) the Company will not adopt or propose any change to its certificate of incorporation or bylaws;

          (b) the Company will not issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of

Company Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement;

          (c) the Company will not, merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

          (d) the Company will not sell, lease, license or otherwise dispose of any material subsidiary or any material amount of assets, securities or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

          (e) the Company will not (i) take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; and

          (f) except as may be required by law, the Company will not (i) grant any severance or termination pay to (or amend any such existing relationship with) any director, officer or employee of the Company, (ii) enter into any employment, deferred compensation or similar arrangement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) increase any benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase (or amend the terms of) any compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary or
(v) permit any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a "change in control" to become a party to any such agreement or a participant in any such plan.

          (g) the Company will not agree or commit to do any of the foregoing.

         SECTION 6.02. Stockholder Consent. The Company has set a record date of March 7, 2000 and shall cause, subject to the approval of Parent, the distribution of the Company Solicitation Information to each of its stockholders for the purpose of obtaining the approval and adoption of this Agreement, the Merger and the Stock Purchase Agreements. Subject to its fiduciary duties under applicable law, the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. The Company will use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and otherwise comply with all legal requirements applicable to obtaining such approvals and the consummation of the Merger.

         SECTION 6.03. North Carolina Permit; Company Stockholder Approval. (a) As promptly as practicable (and in any event within 10 business days) after the execution of this Agreement, Parent and Company shall prepare the necessary documents and Parent shall apply to obtain a permit (a "North Carolina Permit") from the Department of the Secretary of State of the State of North Carolina through a Fairness Hearing, pursuant to Section 78A-30 of the North Carolina General Statutes, so that the issuance of the Parent Stock in the Merger shall be exempt from registration under the 1933 Act, by virtue of the exemption from registration contained in Section 3(a)(10) thereof. Each of Parent and the Company shall cooperate with, and provide information to, the other in connection with the application for the North Carolina Permit. The Company and Parent will respond to any comments from the Department of the Secretary of State of the State of North Carolina and use their commercially reasonable efforts to have the North Carolina Permit granted as soon as practicable after such filing. None of the information supplied by the Company or Parent to the other in connection with the North Carolina Permit application or any other document prepared to comply with federal or state securities laws shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

          (b) The Company and the holders of Company Stock prior to the Effective Time shall ensure that the stockholders of the Company, acting by written consent pursuant to Section 228 of the Delaware General Corporation Law, take all action necessary for the approval of the Merger and adoption of this Agreement within five business days of the date of the issuance of the North Carolina Permit. By way of amplification and not limitation, the Company, acting through its Board of Directors, shall, in accordance with all applicable legal requirements and its Certificate of Incorporation and By-Laws, (i) promptly solicit an action by written consent in lieu of a meeting of stockholders of the Company (or if, required by law, duly call, give notice of, convene and hold a meeting of stockholders of the Company), (ii) recommend the approval of the Merger and adoption this Agreement, (iii) take all lawful action to solicit such approval and (iv) take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware Law.

         SECTION 6.04. No Solicitation. (a) Subject to its fiduciary duties, the Company shall not authorize or permit any of its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or afford access to the business, properties, assets, books or records of the Company to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company.

          (b) The Company will notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of their advisors) of any Acquisition Proposal, any indication that a Person is considering making an Acquisition Proposal or of any request for nonpublic information relating to the Company or for access to the properties, books or records of the Company or any Person who is considering making or has made an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Person making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request. The Company shall, and shall cause the directors, employees and other agents of the Company to cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal.


                                   ARTICLE 7
                              COVENANTS OF PARENT

         Parent agrees that:

         SECTION 7.01. Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

         SECTION 7.02. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

          (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an "Indemnified Person") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws or provided under the Company's certificate of incorporation and bylaws in effect on the date hereof, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

          (b) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

          (c) The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

         SECTION 7.03. Stock Exchange Listing. Subject to the terms of the Registration Rights Agreements, Parent shall use its best efforts to cause the shares of Parent Stock to be issued in connection with the Merger to be listed on the Nasdaq National Market, subject to official notice of issuance.

         SECTION 7.04. Registration upon Failure to Obtain North Carolina Permit. In the event that the North Carolina Permit cannot be issued for any reason, then Parent shall use its best efforts to establish another exemption from registration under the 1933 Act or an effective Registration Statement pursuant to the 1933 Act which will permit the issuance and delivery of publicly tradeable shares of Parent Stock in connection with the Merger.


                                   ARTICLE 8
                      COVENANTS OF PARENT AND THE COMPANY

         The parties hereto agree that:

         SECTION 8.01. Best Efforts. Subject to the terms and conditions of this Agreement, Company and Parent will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

         SECTION 8.02. Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Solicitation Information, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and
(iii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

         SECTION 8.03. Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation; provided, however, that the Company shall not make issue any press release or make any public statement without Parent's consent.

         SECTION 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         SECTION 8.05. Access to Information. From the date hereof until the Effective Time and subject to applicable law and the Mutual Non-Disclosure Agreement dated February 3, 2000, as amended, the Company and Parent shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party, (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. Unless otherwise required by law, each of Company and Parent will hold, and will cause its respective officers, employees, counsel, financial advisors, auditors and other authorized representatives to hold, any nonpublic information obtained in any such investigation in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.

         SECTION 8.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.11, 4.13, 4.14, 4.15, 4.17, 4.18, 4.19, 4.23, or 4.25,
as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

         SECTION 8.07. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, each of Parent and the Company will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such party, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party from sources other than the other party, provided that each of Parent and the Company may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such party informs such Persons of the confidential nature of such information and directs them to treat it confidentially. Each of Parent and the Company shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each of Parent and the Company will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, that it or its Affiliates obtained, or that were obtained on their behalf, from the other party in connection with this Agreement and that are subject to such confidence.

         SECTION 8.08. Tax-free Reorganization. (a) Prior to the Effective Time, each party shall use its best efforts to cause the Merger to qualify as a reorganization qualifying under the provision of Section 368(a) of the Code ("368 Reorganization"), and will not take any action reasonably likely to cause the Merger not so to qualify. Parent shall not take, or cause the Company to take, any action after the Effective Time reasonably likely to cause the Merger not to qualify as a 368 Reorganization.

          (b) Each party shall use its best efforts to obtain the opinions referred to in Sections 9.02(e) and 9.03(b).


                                   ARTICLE 9
                            CONDITIONS TO THE MERGER

         SECTION 9.01. Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law;

          (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

          (c) (i) the State of North Carolina shall have conducted a Fairness Hearing and shall have reached a favorable conclusion with respect to the Merger and the actions and agreements contemplated thereby; (ii) a Registration Statement permitting the issuance of shares of Parent Stock in connection with the Merger shall be in effect; or (iii) an applicable exemption from such requirement of registration shall exist permitting the lawful issuance of shares of Parent Stock in connection with this transaction;

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


          (d) all actions by or in respect of, or filings with, any governmental body, agency, official or authority, domestic, foreign or supranational, required to permit the consummation of the Merger shall have been taken, made or obtained.

         SECTION 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true at and as of the Effective Time as if made at and as of such time with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (iii) Parent shall have received a certificate signed by the Chief Financial Officer of the Company to the foregoing effect;

          (b) no court, arbitrator or governmental body, agency or official, domestic or foreign, shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the effective operation of the business of Parent and its Subsidiaries or the Company and its Subsidiaries after the Effective Time, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Merger shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official, domestic or foreign, and be pending;

          (c) there shall not have been instituted or pending any action or proceeding by any government or governmental authority or agency, domestic, foreign or supranational, or by any other Person, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger,
(ii) seeking to restrain or prohibit Parent's ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole or (iii) that otherwise, in the judgment of Parent, is likely to have a Materially Adverse Effect on the Company or Parent;

          (d) there shall not have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any court, government or governmental authority or agency, domestic, foreign or supranational, other than the application of the waiting period provisions of the HSR Act to the Merger that, in the judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in clauses 9.02(c)(i) through 9.02(c)(iii) above;

          (e) Parent shall have received an opinion of Davis Polk & Wardwell in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying as a 368 Reorganization and that each of Parent, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to reply upon representations of officers of Parent and the Company made pursuant to Section 9.03(a) and Section 9.02(a), respectively.

          (f) Each Key Employee shall have entered into a Key Employee Employment Agreement, a Restricted Stock Agreement, a Registration Rights Agreement and a Stock Purchase Agreement with Parent;

         (g) Each Affiliated Stockholder shall have entered into a Restricted Stock Agreement, a Registration Rights Agreement and a Stock Purchase Agreement with Parent; and

          (h) Parent shall have purchased at least 80% of the outstanding Company Stock pursuant to the terms of the Stock Purchase Agreements.

         SECTION 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time and the Company shall have received a certificate signed by the Chief Financial Officer of Parent to the foregoing effect; and

          (b) The Company shall have received opinions of Price Waterhouse Coopers, LLC, in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, one dated the date of the Stock Purchase Closing and the other the date of the Effective Time, to the effect that the Stock Purchase and Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Company made pursuant to Section 9.03(a) and Section 9.02(a), respectively.


                                   ARTICLE 10
                                  TERMINATION

         SECTION 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time
(notwithstanding any approval of this Agreement by the stockholders of the Company):

          (a) by mutual written agreement of the Company and Parent;

          (b) by either the Company or Parent, if:

              (i) the Merger has not been consummated on or before July 31, 2000 (the "End Date"), provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

             (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Company or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable;

            (iii) this Agreement shall not have been approved and adopted in accordance with Delaware Law by the Company's stockholders at the Company Stockholder Meeting (or any adjournment thereof); or

          (c) by Parent, if (i) a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date or (ii) the Company shall have materially breached its obligations under Sections 6.02 and 6.03; or

          (d) by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

         SECTION 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of Sections 8.07, 11.04, 11.06, 11.07 and 11.08 shall survive any termination hereof pursuant to Section 10.01.


                                   ARTICLE 11
                                 MISCELLANEOUS

         SECTION 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

         if to Parent or Merger Subsidiary, to:

                  Stephen E. Odom
                  Chief Financial Officer
                  13939 Northwest Freeway
                  Houston, TX 77040
                  Fax: (713) 548-1829

                  with a copy to:

                  William M. Kelly, Esq.
                  Davis Polk & Wardwell
                  1600 El Camino Real
                  Menlo Park, CA 94025
                  Fax: (650) 752-2111

                  if to the Company, to:

                  Dennis Phillips
                  Chief Financial Officer
                  1100 Perimeter Park Drive, Suite 104
                  Morrisville, NC 27560
                  Fax: (919) 469-0417

                  with a copy to:

                  Merrill Mason, Esq.
                  Hutchison & Mason PLLC
                  3100 Edwards Mill Road, Suite 100
                  Raleigh, NC 27612
                  Fax: (919) 829-9696

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m., and such day is a business day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

         SECTION 11.02. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement, except for the agreements set forth in Sections 7.04, 8.07, 10.02, 11.04, 11.06, 11.07 and 11.08 [specify others].

         SECTION 11.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any shares of capital stock of the Company.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 11.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Any expense of separate counsel incurred by any Accredited Stockholder in connection with the transactions contemplated by the Stock Purchase Agreements shall be borne by such Accredited Stockholder.

         SECTION 11.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates or NetIQ Corporation, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment will not relieve Parent or Merger Subsidiary of its obligations hereunder.

         SECTION 11.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

         SECTION 11.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

         SECTION 11.08. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 11.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

         SECTION 11.10. Entire Agreement. This Agreement, the agreements referred to in the Recitals to this Agreement and the Mutual Non-Disclosure Agreement dated February 3, 2000, as amended, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

         SECTION 11.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         SECTION 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         SECTION 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                            GANYMEDE SOFTWARE INC.



                                            By: /s/  Timothy Huntley
                                               ---------------------------------
                                                Name:
                                                Title:

                                            MISSION CRITICAL SOFTWARE, INC.



                                            By: /s/ Stephen E. Odom
                                               ---------------------------------
                                                Name:
                                                Title: